Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

James E. Braun, Executive Vice President and Chief Financial Officer

MRC Global Inc.

Jim.Braun@mrcglobal.com

832-308-2845

Ken Dennard, Managing Partner

Dennard ¡ Lascar Associates

ken@dennardlascar.com

713-529-6600

MRC GLOBAL ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2012 RESULTS

Quarterly sales of $1.307 billion; record annual sales of $5.571 billion

Quarterly net loss of $6.4 million, or ($0.06) per share, including charges

Excluding charges, Q4 2012 adjusted net income of $56.4 million and diluted EPS of $0.55

Quarterly Adjusted EBITDA of $99 million; annual Adjusted EBITDA of $463 million

Houston, TX – FEBRUARY 21, 2013 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy and industrial sectors, today announced fourth quarter and full year 2012 results. MRC’s sales of $1.307 billion in the fourth quarter of 2012 were in line with the prior year’s quarter, driven by 9.4% growth in sales of the Company’s core product offerings offset by the planned reduction in the OCTG business. Sales in 2012 were a record of $5.571 billion, compared to $4.832 billion in 2011, an increase of 15%.

MRC reported a net loss of $6.4 million, or ($0.06) per share, for the fourth quarter of 2012 compared to net income of $3.6 million, or $0.04 per diluted share, in the fourth quarter of 2011. Fourth quarter 2012 net loss included pre-tax charges totaling $96.6 million ($62.8 million after tax, or $0.61 per diluted share) related to the redemption of MRC’s outstanding 9.50% senior secured notes and the termination of a pension plan in the Netherlands. Excluding these charges, adjusted net income for the fourth quarter of 2012 was $56.4 million, or $0.55 per diluted share. Fourth quarter 2012 results reflected a $27.2 million benefit relating to the use of the last-in, first-out (LIFO) method of inventory cost accounting. Adjusted EBITDA was $99.2 million for the fourth quarter of 2012 compared to $100.3 million for the same period in 2011. See the tables below for a reconciliation of both adjusted net income and adjusted EBITDA to net income.

For the full year, MRC’s reported net income for 2012 was $118.0 million or $1.22 per diluted share, compared to net income of $29.0 million or $0.34 per diluted share, in 2011. Excluding the impact of special items, adjusted net income for 2012 was $196.0 million, or $2.02 per diluted share. Adjusted EBITDA for 2012 was $463.2 million compared to $360.5 million in 2011, a 29% increase.

Andrew R. Lane, MRC’s chairman, president and chief executive officer, stated, “2012 was a landmark year for MRC. We completed our IPO and a secondary offering, significantly reduced debt and interest expense, improved our product mix and grew our business both organically and through strategic acquisitions. In spite of an industry-wide slowdown in the fourth quarter, we still produced solid top-line growth of 21% for the year in our core product offerings, which excludes the OCTG business which we strategically began deemphasizing in 2012. We exceeded our expectations in executing on our strategic rebalancing away from the OCTG business in the fourth quarter, reducing its contribution to below 9% of our total revenue.”

The Company’s North American sales were $1.166 billion in the fourth quarter of 2012 and reflect a decrease in OCTG revenues of $102.0 million from the fourth quarter of 2011. Excluding the OCTG business, North American revenues were 5.3% higher than last year’s fourth quarter. International sales of $140.6 million in the fourth quarter of 2012 increased 55% over the same period in 2011, primarily due to the acquisition of OneSteel Piping Systems (MRC PSA) in March 2012.

Fourth quarter 2012 sales to the upstream sector declined 10% from the fourth quarter of 2011 to $574.4 million, or 44% of sales, as a result of the planned reduction in OCTG revenues. Fourth quarter 2012 midstream sales increased 6% over the same period in 2011 to $365.9 million, or 28% of sales. Fourth quarter 2012 sales to the downstream sector grew 13% over the same period in 2011 to $366.4 million, or 28% of sales, driven by the company’s Australian acquisition, which is more heavily weighted toward the downstream sector than the company as a whole.

MRC’s gross profit of $258.3 million in the fourth quarter of 2012 improved by 550 basis points to 19.8% of sales compared to $187.4 million, or 14.3% of sales, in the fourth quarter of 2011. The increase in gross profit percentage reflected improved product sales mix, pricing and cost of product initiatives, including a $27.2 million fourth quarter 2012 benefit resulting from the use of LIFO. For 2012, gross profit was $1.014 billion, or 18.2% of sales, compared to $708.2 million, or 14.7% of sales, in 2011.

For the fourth quarter of 2012, selling, general and administrative expenses (SG&A) were $154.2 million compared to $137.5 million in the same period in 2011. This increase was primarily attributable to the inclusion of expenses from MRC PSA in Australia and an increase in personnel expenses.

Mr. Lane continued, “Strong cash flow performance in the fourth quarter contributed toward full year cash flow from operations of $240.1 million, resulting in year-end net debt of $1.219 billion, down $261 million from 2011. With the refinancing steps we took in the quarter to significantly lower the interest rate on our debt, we expect to see significant interest expense savings in 2013 as compared to 2012.”

Calendar Year 2013 Guidance

MRC’s expected full year 2013 results, excluding the impact of any future acquisitions, are as follows:

	Low	High
Revenue	$5.750 billion	$6.050 billion
Adjusted EBITDA	$480 million	$520 million
Diluted Earnings Per Share	$2.10	$2.35

Conference Call

The Company will hold a conference call to discuss its fourth quarter and full year 2012 results at 10:00 a.m. Eastern (9:00 a.m. Central) on Friday, February 22, 2013. To participate in the call, dial (480) 629-9835 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.mrcglobal.com, and go to the “Investor Relations” page of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through March 8, 2013 and may be accessed by dialing (303) 590-3030 and using passcode 4587192#. Also, an archive of the webcast will be available shortly after the call at http://www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC, a Fortune 500 company, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy and industrial sectors and supplies these products and services across each of the upstream, midstream and downstream sectors.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its expected interest savings, revenue, adjusted EBITDA and diluted earnings per share in 2013, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These risks and uncertainties include (among others) decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in the company’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industries it serves; unexpected supply shortages; cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; increases in customer, manufacturer and distributor inventory levels; suppliers’ price reductions of products that the company sells, which could cause the value of its inventory to decline; decreases in steel prices, which could significantly lower the company’s profit; increases in steel prices, which it may be unable to pass along to its customers, which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and its lack of contracts with customers that require minimum purchase volumes; changes in the company’s customer and product mix; risks related to the company’s customers’ credit; the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits; the success of the company’s acquisition strategies; the company’s significant indebtedness; the dependence on the company’s subsidiaries for cash to meet its debt obligations; changes in the company’s credit profile; a decline in demand for certain of the products that the company distributes if import restrictions on these products are lifted; environmental, health and safety laws and regulations; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation; product liability claims against the company; pending or future asbestos-related claims against the company; the potential loss of key personnel; interruption in the proper functioning of the company’s information systems; loss of third-party transportation providers; potential inability to obtain necessary capital; risks related to adverse weather events or natural disasters; impairment of the company’s goodwill or other intangible assets; changes in tax laws or adverse positions taken by taxing authorities in the countries in which the company operates; and adverse changes in political or economic conditions in the countries in which the company operates. For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	December 31,
	2012	2011
Assets
Current assets:
Cash	$37,090	$46,127
Accounts receivable, net	823,236	791,280
Inventories	970,228	899,064
Deferred income taxes	6,603	2,215
Income taxes receivable	248	—
Other current assets	13,169	11,437

Total current assets	1,850,574	1,750,123

Other assets	37,031	39,212

Property, plant and equipment, net	122,458	107,430

Intangible assets:
Goodwill, net	610,392	561,270
Other intangible assets, net	749,272	771,867

	1,359,664	1,333,137

	$3,369,727	$3,229,902

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$438,344	$479,584
Accrued expenses and other current liabilities	124,026	108,973
Income taxes payable	—	11,950
Deferred revenue	1,573	4,450
Deferred income taxes	79,661	70,425
Current portion of long-term debt	6,500	—

Total current liabilities	650,104	675,382

Long-term obligations:
Long-term debt, net	1,250,089	1,526,740
Deferred income taxes	261,448	288,985
Other liabilities	22,164	17,933

	1,533,701	1,833,658

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value per share; 500,000 shares authorized, 101,563 and 84,427 issued and outstanding, respectively	1,016	844
Preferred stock, $0.01 par value per share; 100,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in-capital	1,625,900	1,282,949
Retained (deficit)	(418,830)	(536,791)
Accumulated other comprehensive loss	(22,164)	(26,140)

	1,185,922	720,862

	$3,369,727	$3,229,902

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Sales	$1,306,733	$1,306,369	$5,570,858	$4,832,423
Cost of sales	1,048,429	1,119,007	4,557,115	4,124,271

Gross profit	258,304	187,362	1,013,743	708,152

Selling, general and administrative expenses	154,225	137,469	606,753	513,563

Operating income	104,079	49,893	406,990	194,589

Other income (expense):
Interest expense	(19,898)	(34,472)	(112,519)	(136,844)
Loss on early extinguishment of debt	(92,215)	—	(113,961)	—
Write off of debt issuance costs	—	—	(1,685)	(9,450)
Change in fair value of derivative instruments	416	1,784	2,186	7,044
Other, net	(2,869)	188	685	429

Income (loss) before income taxes	(10,487)	17,393	181,696	55,768
Income tax expense (benefit)	(4,045)	13,832	63,738	26,784

Net income (loss)	$(6,442)	$3,561	$117,958	$28,984

Effective tax rate	38.6%	79.5%	35.1%	48.0%

Basic income (loss) per common share	$(0.06)	$0.04	$1.22	$0.34
Diluted income (loss) per common share	$(0.06)	$0.04	$1.22	$0.34
Weighted-average common shares, basic	101,518	84,419	96,465	84,417
Weighted-average common shares, diluted	101,518	84,741	96,925	84,655

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Year Ended December 31,
	2012	2011
Operating activities
Net income	$117,958	$28,984
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	18,585	17,046
Amortization of intangibles	49,466	50,652
Equity-based compensation expense	8,475	8,385
Deferred income tax (benefit) expense	(20,432)	(16,362)
Amortization of debt issuance costs	8,782	10,456
Loss on early extinguishment of debt	113,961	—
Write off of debt issuance costs	1,685	9,450
(Decrease) increase in LIFO reserve	(24,140)	73,703
Change in fair value of derivative instruments	(2,186)	(7,044)
Hedge termination	—	—
Provision for uncollectible accounts	2,428	433
Other non-cash items	6,961	4,025
Changes in operating assets and liabilities:
Accounts receivable	22,399	(177,744)
Inventories	26,674	(182,173)
Income taxes	(12,593)	45,333
Other current assets	(681)	(35)
Accounts payable	(84,380)	36,550
Deferred revenue	(2,921)	(13,642)
Accrued expenses and other current liabilities	10,031	9,086

Net cash provided by (used in) operations	240,072	(102,897)

Investing activities
Purchases of property, plant and equipment	(26,189)	(18,056)
Proceeds from the disposition of property, plant & equipment	2,272	3,087
Acquisitions, net of cash acquired of $0 and $2,036	(152,367)	(39,865)
Proceeds from the sale of assets held for sale	—	10,594
Other investment and notes receivable transactions	(6,755)	(3,795)

Net cash used in investing activities	(183,039)	(48,035)

Financing activities
Proceeds from the sale of common stock	333,342	—
Net proceeds from revolving credit facilities	149,699	150,428
Purchase and redemption of senior secured notes	(1,135,223)	—
Proceeds from issuance of term loan	643,500	—
Payments on long-term obligations	(33,081)	—
Debt issuance costs paid	(20,038)	(9,836)
Proceeds from exercise of stock options	677	3
Tax benefit on stock options	629	—
Forfeited dividends on forfeited unvested restricted stock	3	—

Net cash (used in) provided by financing activities	(60,492)	140,595

Decrease in cash	(3,459)	(10,337)
Effect of foreign exchange rate on cash	(5,578)	262
Cash – beginning of year	46,127	56,202

Cash – end of year	$37,090	$46,127

MRC Global Inc.

Supplemental Information (Unaudited)

Calculation of Adjusted EBITDA

(Dollars in thousands)

	Three Months Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Net income (loss)	$(6,442)	$3,561	$117,958	$28,984
Income tax expense (benefit)	(4,045)	13,832	63,738	26,784
Interest expense	19,898	34,472	112,519	136,844
Loss on early extinguishment of debt	92,215	—	113,961	—
Write off of debt issuance costs	—	—	1,685	9,450
Depreciation and amortization	5,405	4,227	18,585	17,046
Amortization of intangibles	12,282	12,853	49,466	50,652
Increase in LIFO reserve	(27,220)	27,703	(24,140)	73,703
Change in fair value of derivative instruments	(416)	(1,784)	(2,186)	(7,044)
Share based compensation expense	2,618	2,121	8,475	8,385
Legal and consulting expenses	—	3,821	(1,196)	9,906
Pension settlement	4,420	—	4,420	—
Joint venture termination	—	—	—	1,713
Other (income) expense	448	(482)	(72)	4,042

Adjusted EBITDA	$99,163	$100,324	$463,213	$360,465

Note to above:

MRC defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and other non-recurring and non-cash charges (such as gain/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful factor indicator of the company’s operating performance. Among other things, the company believes that Adjusted EBITDA is a useful indicator of the company’s operating performance because Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance. See the company’s Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income to Adjusted Net Income

(Dollars in thousands)

	Three Months Ended December 31, 2012		Year Ended December 31, 2012
	Net Income	Per Share	Net Income	Per Share

Net Income	$(6,442)	$(0.06)	$117,958	$1.22
Loss on extinguishment of debt	59,940	0.58	74,075	0.76
Write off of debt issuance costs	—	—	1,095	0.01
Pension settlement	2,873	0.03	2,873	0.03

Adjusted Net Income	$56,371	$0.55	$196,001	$2.02

Note to above:

MRC incurred certain charges to repurchase and redeem its 9.5% senior secured notes and terminate its Netherlands pension plan in 2012. The company presents adjusted net income and adjusted net income per share because the company believes these measures are useful indicators of what the company’s net income and net income per share would have been without the impact of these one-time events being included and believes that many analysts and investors will want to know this information when comparing the company’s results against the results of other companies. Adjusted net income and adjusted net income per share, however, does not represent and should not be considered as an alternative to net income and net income per share calculated and presented in accordance with GAAP. Because net income and net income per share does not account for certain expenses, its utility as a measure of our performance has material limitations. Because of these limitations, management does not view adjusted net income and net income per share in isolation or as a primary performance measure and also uses other measures, such as net income and net income, to measure performance.